March 13, 2009

Data Domain, Inc.
2421 Mission College Blvd.
Santa Clara, CA  95054

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by Data Domain, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about March 13, 2009 under the Securities Act of 1933, as amended, in order to register an aggregate of 3,610,137 shares of the Company’s common stock (the “Stock”).  The shares of Stock consist of:  (1) 3,008,448 additional shares reserved for issuance under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”) and (2) 601,689 additional shares reserved for issuance under the Company’s 2007 Employee Stock Purchase Plan (the “2007 ESPP”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

(1)
the Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference (including without limitation the 2007 Plan and the 2007 ESPP and the forms of agreements and documents related thereto) and the prospectuses prepared in connection therewith;

(2)
the Company’s Restated Certificate of Incorporation (filed with the Secretary of State of Delaware on July 2, 2007), and the Company’s Amended and Restated Bylaws certified by the Secretary of the Company on July 2, 2007;

(3)	the minutes of meetings and actions by written consent of the Company’s stockholders and Board of Directors that are contained in the Company’s minute books;
(4)	a confirmation from the Company’s transfer agent as to the number of outstanding shares of your capital stock as of March 12, 2009;
(5)
a list of the Company’s option and warrant holders and of any other rights to purchase the Company’s capital stock that was prepared by the Company verifying the number of such issued and outstanding securities;

(6)	certificates of good standing issued by the Secretaries of State for the States of Delaware and California on March 12, 2009; and
(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Management Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America, the State of California and the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that:

(1)
the 3,008,448 additional shares of Stock that may be issued and sold by the Company pursuant to awards issued or to be issued under the 2007 Plan, when issued, sold and delivered in accordance with the 2007 Plan and the applicable plan and purchase agreements to be entered into thereunder, and in the manner and for the consideration referred to in the Registration Statement and the Form S-8 prospectus associated with the 2007 Plan, will be validly issued, fully paid and non-assessable; and

(2)
the 601,689 additional shares of Stock that may be issued and sold by the Company upon the exercise of purchase rights granted or to be granted under the 2007 ESPP, when issued, sold and delivered in accordance with the 2007 ESPP and other agreements entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Registration Statement and the Form S-8 prospectus associated with the 2007 ESPP, will be validly issued fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with the issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP